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 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                            P R E S S   R E L E A S E

                 CONTACT                                 RELEASE
           Karen M. L. Whelan                            Immediately
        Phone:    (804) 359-9311
        Fax:      (804) 254-3594
        Email:    investor@universalleaf.com

             N.V. Deli Universal Plans to Acquire Dutch DIY Supplier
                  Richmond, VA o October 16, 2002 / PRNEWSWIRE

         Universal Corporation announced today that its Dutch subsidiary, N.V. Deli Universal (Deli), has reached an agreement in principle to acquire Willemstein's Industriele Ondernemingen B.V. (JeWe), a leading producer and distributor of lumber and building products to the do-it-yourself (DIY) market. The transaction is subject to completion of a definitive purchase agreement.

         Headquartered in Gorinchem, the Netherlands, JeWe sells moldings, softwood, solid-wood panels and cased panels, flooring, cabinets, and a variety of other products to DIY markets in the Netherlands and a number of other European countries including Belgium, Germany, France, the United Kingdom, Spain, Portugal, and Hungary. Its customers include the major national and international do-it-yourself chains as well as independent outlets in the DIY sector. The company has 500 employees and expects to have sales of approximately 130 million Euros ($128 million) in 2002.

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, noted, "This merger is an important step in expanding Deli's DIY distribution activities in this important and growing sector in the Netherlands and in Europe. JeWe's product line is largely complementary to Deli's current DIY activities in softwood, panel products and doors and provides important opportunities to expand into other European DIY markets."

         When the transaction has been completed, Universal expects to have additional funds employed of approximately 80 million Euros ($79 million), which includes the purchase price. The transaction is expected to close in January 2003 and to be accretive to earnings during the fourth quarter of Universal's fiscal year 2003.

         The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.
S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion section of the Company's Annual Report on Form 10-K for the year ended June 30, 2002, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.